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                                                                     EXHIBIT 3.1



                        CERTIFICATE OF DESIGNATION OF THE
                    SERIES 2003 NONCUMULATIVE PREFERRED STOCK
                                       OF
                            COMMUNITY BANCSHARES, INC.

                         Pursuant to Section 151 of the
                        Delaware General Corporation Law

         Community Bancshares, Inc. (the "Company"), a corporation organized and existing under the Delaware General Corporation Law, hereby certifies that the following resolution creating a series of up to 100 shares of preferred stock designated as the "Series 2003 Noncumulative Preferred Stock" was duly adopted by the Company's Board of Directors at a meeting duly convened and held on December 8, 2003:

         RESOLVED, that, pursuant to the authority conferred upon the Board of Directors by the Company's Certificate of Incorporation (as amended and/or restated, the "Certificate of Incorporation"), the Board of Directors hereby establishes and authorizes a series of the Company's $.10 par value preferred stock of the Company be, and it hereby is, created, and that the designation and amount thereof and the voting rights or powers, preferences and relative, participating, optional or other special rights of the shares of such series, and the qualifications, limitations or restrictions thereof, in addition to those set forth in the Certificate of Incorporation as applicable to preferred stock, are as follows:

         1. Distinctive Designation. The distinctive serial designation of this series shall be the "Series 2003 Noncumulative Preferred Stock"(sometimes herein, this "Series"). The Series 2003 Noncumulative Preferred Stock is noncumulative perpetual preferred stock, and, as such, is intended to be treated by the Company as Tier 1 capital for bank regulatory capital purposes.

         2. Number of Shares. The Series 2003 Noncumulative Preferred Stock shall consist initially of 100 shares of $.10 par value preferred stock having a stated value of $500,000 per share. The number of shares of this Series may from time to time be increased or decreased (but not below the number then outstanding) by the Board of Directors. Shares of Series 2003 Noncumulative Preferred Stock purchased by, or surrendered to, the Company shall be canceled and shall revert to authorized but unissued shares of preferred stock undesignated as to any series. Shares of Series 2003 Noncumulative Preferred Stock may be issued in fractional shares, which fractional shares shall entitle the holder, in proportion to such holder's fractional share, to all rights of a holder of a whole share of Series 2003 Noncumulative Preferred Stock, except that no such fractional shares shall entitle the holder to any voting rights.

         3. Dividends. Shares of the Series 2003 Noncumulative Preferred Stock shall have no right to the declaration or payment of dividends, and no dividends shall be declared upon or paid in respect of shares of Series 2003 Noncumulative Preferred Stock.

         4. No Redemption by Holders. Holders of shares of this Series shall have no rights to require the Company to redeem or repurchase shares of this Series.




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         5.       Rights Upon Liquidation. The amount of preferential or other payments to which shares of this Series are entitled upon liquidation, whether voluntary or involuntary (including, without limit, an involuntary reorganization in bankruptcy), dissolution or winding-up of the Company, are as follows:

         The shares of this Series shall not be junior or inferior to any shares of any other class or series of the Company's capital stock, and shall be preferred over all other classes or series of Company shares as to assets, and, in the event of any liquidation, dissolution or winding-up of the Company, the holders of record of shares of this Series shall be entitled to receive, out of the assets of the Company available for distribution to its stockholders (whether from capital, surplus or otherwise), for each share of this Series, an amount equal to $500,000 per whole share of this Series and a proportionate amount for any fraction of a share of this Series, in cash or property, before any distribution of assets shall be made to the holders of common stock or any other junior shares of the Company's capital stock. Upon such payment, the holders of this Series shall not be entitled to any other or further distribution. If, upon any such involuntary liquidation, dissolution, or winding-up of the Company, the assets distributable among the holders of this Series and any other series or class of shares not junior to this Series shall be insufficient to permit the payment in full to the holders of the preferential amounts aforesaid, then the entire assets of the Company available for distribution shall be distributed ratably among the holders of this Series and of any such other series or class of shares according to the amounts which they respectively would be entitled to receive if such assets were sufficient to permit the payment in full of said basic amounts. A consolidation or merger of the Company with or into any other company shall not be deemed to constitute a liquidation, dissolution or winding-up of the Company within the meaning of this Section.

         6. No Voting Rights. The Company's Series 2003 Noncumulative Preferred Stock shall have no voting power with respect to any matter, except in the case of any merger, consolidation, reclassification or other transaction in which the shares of the Company's common stock are exchanged for or changed into other stock or securities, cash and/or any other property, in which case shares of this Series will be entitled to one vote per whole share and will vote together, as one class, with the holders of the Company's common stock; or any change in the rights or preferences of this Series (other than to correct mistakes or ambiguities), in which case the shares of this Series shall vote separately as a class, with one vote per share, and a majority of shares of this Series is required for approval of any such matter.

         7.       No Preemptive, Preferential or Registration Rights.
The holders of this Series will not have any preemptive, preferential or other right to purchase, subscribe for, convert into, or receive, any shares of the Company's preferred stock, common stock or any other securities that the Company may from time to time issue. Holders of Series 2003 Noncumulative Preferred Stock will not be entitled to any rights to require, and the Company has no obligation, to register any shares of this Series to be registered under federal or state securities laws.


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         8.       Transfer Restrictions. The Company will issue shares of Series
2003 Noncumulative Preferred Stock, if any, under exemptions from state and federal securities registration requirements:

         "THESE SECURITIES HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE "SECURITIES ACT"), OR THE SECURITIES, OR "BLUE SKY," LAWS OF ANY STATE OR OTHER DOMESTIC OR FOREIGN JURISDICTION. THESE SECURITIES HAVE BEEN ACQUIRED FOR INVESTMENT AND NOT WITH A VIEW TO DISTRIBUTION AND RESALE AND NEITHER THESE SECURITIES NOR ANY INTEREST THEREIN MAY BE SOLD, OFFERED FOR SALE, PLEDGED, HYPOTHECATED, TRANSFERRED OR OTHERWISE DISPOSED OF EXCEPT PURSUANT TO A REGISTRATION STATEMENT IN EFFECT UNDER THE SECURITIES ACT AND OTHER APPLICABLE LAWS OR A WRITTEN OPINION OF COUNSEL REASONABLY SATISFACTORY TO THE COMPANY THAT SUCH REGISTRATION IS NOT REQUIRED AND THAT AN EXEMPTION FROM SUCH REGISTRATION IS AVAILABLE FOR SUCH TRANSACTIONS UNDER THE SECURITIES ACT AND OTHER APPLICABLE LAWS."

         9.       Miscellaneous.

         (i) Nothing herein contained shall prevent the Company's Board of Directors from creating, authorizing or issuing at any time other series or classes of Company preferred stock or other capital stock ranking in parity with or junior in all respects to the shares of this Series in accordance with the provisions of Article IV of the Company's Certificate of Incorporation.

         (ii) Any notice required hereunder shall be deemed delivered when sent to the holder of record of shares of this Series at its address shown in the Company's records, by first class United States mail, postage prepaid, and if sent to an address outside the United States of America, by United States air mail.

         (iii) To the extent required, appropriate written restrictions on the transfer of shares of this Series shall be imposed by the Company's Board of Directors to insure compliance with applicable securities laws.

         The number of shares of Series 2003 Noncumulative Preferred Stock issuable to the authority of the foregoing resolution and of this Certificate is 100 shares. The Company's Certificate of Incorporation authorizes the Company to issue in the aggregate 200,000 shares of preferred stock.